June 20, 2018

Nuveen Investment Funds, Inc.

333 West Wacker Drive

Chicago, IL 60606

Re:    Nuveen Mid Cap Value Fund (File No. 333-16905)

Ladies and Gentlemen:

We have acted as counsel to Nuveen Investment Funds, Inc., a Maryland corporation (the “Company”), in rendering the opinion hereinafter set forth with respect to the authorization of the classes and series of the Company’s common shares, par value $0.0001 per share, which are identified in Exhibit A to this opinion letter, which are also known by the names set forth opposite their respective class and series designations in Exhibit A. The shares of the Company identified in Exhibit A are referred to herein collectively as the “Shares.”

We understand that the Shares are being registered under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, pursuant to the Company’s Registration Statement on Form N-1A (File No. 033-16905) relating to such shares (the “Registration Statement”). In rendering the opinion hereinafter expressed, we have reviewed the corporate proceedings taken by the Company in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of the Company, certificates of public officials and of responsible officers of the Company, and other documents as we have deemed necessary as a basis for such opinion. As to the various matters of fact material to such opinion, we have, when such facts were not independently established, relied to the extent we deemed proper on certificates of public officials and of responsible officers of the Company. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals and that all signatures are genuine.

In addition, in rendering the opinion hereinafter expressed, we have assumed, with the concurrence of the Company, that all of the Shares will be issued and sold upon the terms and in the manner set forth in the Registration Statement; that the Company will not issue Shares in excess of the numbers authorized in the Company’s articles of incorporation as in effect at the respective dates of issuance; and that the Company will maintain its corporate existence and good standing under the laws of the State of Maryland in effect at all times after the date of this opinion.

Based on the foregoing, it is our opinion that the Shares issued from and after the date hereof, when issued and delivered by the Company as described in the Registration Statement, will be legally issued and fully paid and non-assessable.

50 South Sixth Street | Suite 1500 | Minneapolis, MN | 55402-1498 | T 612.340.2600 | F 612.340.2868 | dorsey.com

Nuveen Investment Funds, Inc.

June 20, 2018

In rendering the foregoing opinion, we express no opinion as to the laws of any jurisdiction other than the State of Maryland. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ Dorsey & Whitney LLP
Dorsey & Whitney LLP

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Exhibit A

Designation of Shares in Articles of Incorporation or Articles Supplementary:	Fund Name:

Class E, Series 7 Common Shares	Nuveen Mid Cap Value Fund, Class R6